Exhibit 99.1

Daseke Reports Record Revenue, Adjusted EBITDA and Net Income for the Fourth Quarter and Full Year 2017

Addison,  Texas –  March 16,  2018 – Daseke, Inc. (NASDAQ: DSKE)  (NASDAQ: DSKEW), a  leading consolidator and the largest owner of flatbed and specialized transportation and logistics solutions in North America,  today reported financial results for the fourth quarter and full year ended December 31,  2017.

Fourth Quarter 2017 Highlights vs. Same Year-Ago Quarter (where applicable)

•	Revenue increased 71% to $257.2 million.
•	Net income was $38.8 million, or $0.82 per share, compared to a net loss of $10.8 million, or $(0.57) per share.
•	Adjusted EBITDA increased 51% to $23.1 million.
•	Acquired three top-tier flatbed and specialized carriers of scale.

Full Year 2017 Highlights vs. 2016 (where applicable)

•	Total revenue increased 30% to $846.3 million.
•	Net income was $27.0 million, or $0.59 per share, compared to a net loss of $12.3 million, or $(0.81) per share.
•	Adjusted EBITDA increased 4% to $91.9 million.
•	Acquired seven companies of scale, nearly doubling Daseke’s size on an acquisition-adjusted revenue basis.

Management Commentary

“2017 was a rewarding and successful year in the execution of our long-term strategy to build the premier flatbed and specialized logistics provider,” said Don Daseke, chairman, president and CEO. “Daseke’s two core principles are investing in great people and building an organization of scale. To that end, 2017 was right on track. We completed seven acquisitions of scale that brought on many highly talented employees and nearly doubled the size of our company on an acquisition-adjusted basis to $1.3 billion.”

“Acquisitions remain a key tenet of our growth strategy,” continued Daseke, “and in 2018 we will focus on three areas. First, we will look at specific market niches where we would expect to generate higher margins, such as our entrance into the high-security cargo market in 2017. Second, we will seek small, highly accretive tuck-in acquisitions that benefit from our scalable platform. Finally, we will continue our general stated strategy of flatbed and specialized transactions, but with a sharper focus on organic growth once integrated.”

Fourth Quarter 2017 Financial Results

Revenue in the fourth quarter of 2017 increased 71% to $257.2 million compared to $150.4 million in the year-ago quarter. The increase was driven by the acquisition of seven operating companies of scale during 2017. Excluding the acquisitions, revenues increased 14% due to an increase in rates.

Net income in the fourth quarter of 2017 improved to $38.8 million, or $0.82 per share, compared to a net loss of $10.8 million, or $(0.57) per share, in the fourth quarter of 2016. Net income in the fourth quarter of 2017 included a  $46.0 million tax benefit as a result of the December 2017 Tax Cuts and Jobs Act.

Adjusted EBITDA (a non-GAAP term defined below) increased 51% to $23.1 million compared to $15.3 million in the fourth quarter of 2016. Both the increase in net income and Adjusted EBITDA was driven by the aforementioned acquisitions.

Full Year 2017 Financial Results

Revenues in 2017 increased 30% to $846.3 million compared to $651.8 million in 2016 due to the aforementioned acquisitions. Excluding the acquisitions, revenues increased 6% due to higher rates and higher fuel prices, which increased fuel surcharge revenue.

Net income in 2017 improved to $27.0 million, or $0.59 per share, compared to a net loss of $12.3  million, or $(0.81)  per share, in 2016. Net income in 2017 included the $46.0 million tax benefit.

Adjusted EBITDA increased 4% to $91.9 million compared to $88.2 million in 2016. Both the increase in net income and Adjusted EBITDA was due to the seven acquisitions  of scale completed in 2017.

Segment Results

Flatbed Solutions - Flatbed Solutions revenue in the fourth quarter of 2017 increased 37% to $100.3 million compared to $73.3 million in the year-ago quarter. This was driven by an 11% increase in flatbed rate per mile and 7% growth in revenue per truck.  On December 1, 2017, Daseke closed the acquisition of TSH & Co., its only acquisition in the Flatbed Solutions segment during 2017. Operating income was $3.5 million, up 119% from $1.6 million in the fourth quarter of 2016.

In 2017, Flatbed Solutions revenue increased 14% to $354.1 million compared to $310.4 million in 2016. The increase was driven by an 11.3% increase in flatbed rate per mile and 4.9% growth in revenue per truck. Operating income in 2017 increased 18% to $18.5 million compared to $15.6 million in 2016.

Specialized Solutions - Specialized Solutions revenue in the fourth quarter of 2017 increased 102% to $158.8 million compared to $78.3 million in the year-ago quarter. The increase was driven by a slight increase in specialized rate per mile and 5% growth in revenue per truck.  In addition, the company closed two acquisitions (Moore Freight Services and Roadmaster Group) in the Specialized Solutions segment during the fourth quarter of 2017. Operating income was $2.6 million, up 63% from $1.6 million in the fourth quarter of 2016.

In 2017, Specialized Solutions revenue increased 44% to $499.1 million compared to $346.0 million in 2016. The increase was driven by six acquisitions of scale (Moore Freight Services, Roadmaster Group, R&R Trucking Holdings, The Steelman Companies, Schilli Transportation Services and Big Freight Systems) in the Specialized Solutions segment during 2017. Operating income in 2017 decreased 6% to $15.3 million compared to $16.3 million in 2016.

2018 Outlook

In 2018, Daseke expects to grow revenue on an organic basis to approximately $1.35 billion compared to $846.3 million in 2017. The company expects to grow organic Adjusted EBITDA to approximately $150 million  compared to $91.6 million in 2017. Capital expenditures in 2018 are expected to range between $85-$105 million, which includes $20-$40 million in growth capital expenditures, compared to  $19.8 million in total capital expenditures in 2017. The details of the increase will be discussed on today’s call.

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its fourth quarter and full year 2017 results.

Date: Friday,  March 16, 2018

Time: 11:00 a.m. Eastern time (10:00 a.m. Central time)

Toll-free dial-in number: 1-855-242-9918

International dial-in number: 1-414-238-9803

Conference ID: 5679584

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay  via the investor relations section of the company’s website at investor.daseke.com.

A replay of the conference call will be available after 2:00 p.m. Eastern time on the same day through March 30, 2018.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 5679584

About Daseke, Inc.

Daseke is a  leading consolidator and the largest owner of flatbed and specialized transportation solutions in North America. Daseke offers comprehensive, best-in-class services to some of the world’s most respected industrial shippers through its experienced people, more than 5,200 trucks, more than 11,000 flatbed and specialized trailers, and a million-plus square feet of industrial warehousing space. For more information, please visit www.daseke.com.

Use of Non-GAAP Measures

This news release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDAR, Acquisition Adjusted, free cash flow and adjusted operating ratio. Other companies in Daseke’s industry may define these non-GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non-GAAP measures to compare the performance of those companies to Daseke’s performance. Daseke’s management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP and instead relies primarily on Daseke’s GAAP results and uses non-GAAP measures supplementally.

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) stock-based compensation, (vi) non-cash impairments, (vii) losses (gains) on sales of defective revenue equipment out of the normal replacement cycle, (viii) impairments related to defective revenue equipment sold out of the normal replacement cycle, (ix) withdrawn initial public offering-related expenses, (x) non-cash stock and equity-compensation expense, and (xi) expenses related to the business combination that was consummated in February 2017 and related transactions. Daseke defines Adjusted EBITDAR as Adjusted EBITDA plus tractor operating lease charges, and free cash flow as Adjusted EBITDA less net capital expenditures (capital expenditures less proceeds from equipment sales). Daseke defines Acquistion Adjusted as revenue (giving effect to acquisitions during 2017) calculated by adding Daseke’s 2017 revenue and the revenue of each company acquired in 2017 for the period beginning January 1, 2017 and ending on its acquisition date, based on the company’s internal financial statements for the period prior to Daseke’s acquisition.

Daseke’s board of directors and executive management team use Adjusted EBITDA, Adjusted EBITDAR and Acquisition Adjusted as key measures of its performance and for business planning. Adjusted EBITDA, Adjusted EBITDAR and Acquisition Adjusted assist them in comparing Daseke’s operating performance over various reporting periods on a consistent basis because they remove from Daseke’s operating results the impact of items that, in their opinion, do not reflect Daseke’s core operating performance. Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted also allows Daseke to more effectively evaluate its operating performance by allowing it to compare the results of operations against its peers without regard to its or its peers’ financing method or capital structure.

Adjusted EBITDAR is used to view operating results before lease charges as these charges can vary widely among trucking companies due to differences in the way that trucking companies finance their fleet acquisitions. Daseke’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and also is routinely reviewed by its management for that purpose.

Daseke believes its presentation of Adjusted EBITDA,  Adjusted EBITDAR and Acquistion Adjusted is useful because they provide investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating performance. However, Adjusted EBITDA,  Adjusted EBITDAR and Acquisition Adjusted are not substitutes for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted EBITDA,  Adjusted EBITDAR and Acquistion Adjusted. Certain items excluded from Adjusted EBITDA,  Adjusted EBITDAR and Acquistion Adjusted are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Adjusted EBITDA, Adjusted EBITDAR and Acquistion Adjusted should not be considered measures of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

Daseke’s board of directors and executive management team use free cash flow to assess the company’s performance and ability to fund operations and make additional investments. Free cash flow represents the cash that its business generates from operations, before taking into account cash movements that are nonoperational. Daseke believes its presentation of free cash flow is useful because it is one of several indicators of Daseke’s ability to service debt, make investments and/or return capital to its stockholders. Daseke also believes that free cash flow is one of several benchmarks used by investors and industry analysts for comparison of performance in its industry, although Daseke’s measure of free cash flow may not be directly comparable to similar measures reported by other companies. Furthermore, free cash flow is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as free cash flow. Accordingly, free cash flow should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

Daseke defines adjusted operating ratio as (a) total operating expenses (i) less fuel surcharges, acquisition related transaction expenses, non-cash impairment charges and withdrawn initial public offering-related expenses and (ii) further adjusted for the net impact of the step-up in basis resulting from acquisitions (such as increased depreciation and amortization expense), as a percentage of (b) total revenue excluding fuel surcharge revenue.

Daseke’s board of directors and executive management team view adjusted operating ratio, and its key drivers of revenue quality, growth, expense control and operating efficiency, as a very important measure of Daseke’s performance. Daseke believes fuel surcharge is often volatile and eliminating the impact of this source of revenue (by eliminating fuel surcharge from revenue and by netting fuel surcharge against fuel expense) affords a more consistent basis for comparing its results of operations between periods. Daseke also believes excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, non-cash impairments and withdrawn initial public offering-related expenses enhances the comparability of its performance between periods.

Daseke believes its presentation of adjusted operating ratio is useful because it provides investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating profitability. However, adjusted operating ratio is not a substitute for, or more meaningful than, operating ratio, operating margin or any other measure derived solely from GAAP measures, and there are limitations to using non-GAAP measures such as adjusted operating ratio. You can find the reconciliation of these non-GAAP measures to the nearest comparable GAAP measures in the Reconciliation of Non-GAAP Measures tables below. We have not reconciled non-GAAP forward looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “will” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, general economic risks (such as downturns in customers’ business cycles and disruptions in capital and credit markets), driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, our ability to recognize the anticipated benefits of recent acquisitions, our ability to identify and execute future acquisitions successfully, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, our ability to generate sufficient cash to service all of our indebtedness, restrictions in our existing and future debt agreements, increases in interest rates, the impact of governmental regulations and other governmental actions related to the company and its operations, litigation and governmental proceedings, and insurance and claims expenses. For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see our filings with the Securities and Exchange Commission (the “SEC”), available at www.sec.gov, including Hennessy Capital Acquisition Corp. II’s definitive proxy statement dated February 6, 2017, particularly the section “Risk Factors—Risk Factors

Relating to Daseke’s Business and Industry,” and Daseke’s Current Report on Form 8-K/A, filed with the SEC on March 16, 2017, and amended on May 4, 2017.

Investor Relations:

Liolios Group

Cody Slach or Sean Mansouri

Tel 1-949-574-3860

DSKE@liolios.com

Daseke, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$90,679	$3,695
Accounts receivable, net	127,368	54,177
Drivers’ advances and other receivables	4,792	2,632
Current portion of net investment in sales-type leases	10,979	3,516
Parts supplies	4,653	1,467
Income tax receivable	91	719
Prepaid and other current assets	28,149	13,504
Total current assets	266,711	79,710
Property and equipment, net	429,639	318,747
Intangible assets, net	93,120	71,653
Goodwill	302,702	89,035
Other long-term assets	33,496	11,090
Total assets	$1,125,668	$570,235
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,488	$5,954
Accrued expenses and other liabilities	25,876	16,104
Accrued payroll, benefits and related taxes	14,004	7,835
Accrued insurance and claims	12,644	9,840
Current portion of long-term debt	43,056	52,665
Total current liabilities	108,068	92,398
Line of credit	4,561	6,858
Long-term debt, net of current portion	569,740	208,372
Deferred tax liabilities	90,434	92,815
Other long-term liabilities	1,632	286
Subordinated debt	—	66,443
Total liabilities	774,435	467,172
Commitments and contingencies (Note 17)
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized; 650,000 shares issued with liquidation preference of $65,000 at December 31, 2017	65,000	—
Series B convertible preferred stock, $0.01 par value; 75,000 shares authorized; 64,500 shares issued and outstanding at December 31, 2016	—	1
Common stock (par value $0.0001 per share); 250,000,000 shares authorized, 48,712,288 and 20,980,961 shares issued and outstanding at December 31, 2017 and 2016, respectively	5	2
Additional paid-in-capital	277,931	117,806
Retained earnings (accumulated deficit)	7,338	(14,694)
Accumulated other comprehensive income (loss)	959	(52)
Total stockholders’ equity	351,233	103,063
Total liabilities and stockholders’ equity	$1,125,668	$570,235

Daseke, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(In thousands, except share and per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenues:
Freight	$186,310	$119,395	$632,764	$517,861
Brokerage	37,220	19,051	120,943	87,410
Logistics	11,503	—	22,074	—
Fuel surcharge	22,192	11,970	70,523	46,531
Total revenue	257,225	150,416	846,304	651,802
Operating expenses:
Salaries, wages and employee benefits	76,734	47,929	249,996	197,789
Fuel	29,326	17,789	93,749	66,865
Operations and maintenance	31,067	23,167	118,390	96,100
Communications	653	410	2,145	1,618
Purchased freight	76,310	33,553	225,254	154,054
Administrative expenses	9,214	7,539	33,233	25,250
Sales and marketing	539	462	1,965	1,743
Taxes and licenses	3,200	2,276	11,055	9,222
Insurance and claims	8,446	5,466	23,962	19,114
Acquisition-related transaction expenses	1,122	7	3,377	25
Depreciation and amortization	23,105	16,985	76,863	67,500
Gain on disposition of revenue property and equipment	(187)	(273)	(700)	(116)
Impairment	—	810	—	2,005
Total operating expenses	259,529	156,120	839,289	641,169
Income from operations	(2,304)	(5,704)	7,015	10,633
Other expense (income):
Interest income	(269)	(3)	(398)	(44)
Interest expense	8,492	5,603	29,556	23,124
Write-off of unamortized deferred financing fees	—	—	3,883	—
Other	(492)	(66)	(740)	(331)
Total other expense	7,731	5,534	32,301	22,749
Income (loss) before provision (benefit) for income taxes	(10,035)	(11,238)	(25,286)	(12,116)
Provision (benefit) for income taxes	(48,834)	(445)	(52,282)	163
Net income (loss)	38,799	(10,793)	26,996	(12,279)
Other comprehensive income:
Unrealized income on interest rate swaps	—	63	52	62
Foreign currency translation adjustments, net of $517 tax expense	452	—	959	—
Comprehensive income (loss)	39,251	(10,730)	28,007	(12,217)
Net income (loss)	38,799	(10,793)	26,996	(12,279)
Less dividends to Series A convertible preferred stockholders	(1,240)	—	(4,158)	—
Less dividends to Series B convertible preferred stockholders	—	(1,041)	(806)	(4,770)
Net income (loss) attributable to common stockholders	$37,559	$(11,834)	$22,032	$(17,049)
Net income (loss) per common share:
Basic	$0.82	$(0.57)	$0.59	$(0.81)
Diluted	$0.62	$(0.57)	$0.56	$(0.81)
Weighted-average common shares outstanding:
Basic	45,906,251	20,980,961	37,592,549	20,980,961
Diluted	60,987,112	20,980,961	39,593,701	20,980,961
Dividends declared per Series A convertible preferred share	$1.91	$—	$6.40	$—
Dividends declared per Series B convertible preferred share	$—	$18.75	$12.50	$18.75

Daseke, Inc. and Subsidiaries

Supplemental Information: Flatbed Solutions

(Unaudited)

	Quarters Ended December 31,
	2017		2016			Increase (Decrease)
(Dollars in thousands)	$	%	$	%		$	%
REVENUE(1):
Freight	$75,922	75.7	$58,969	80.5		$16,953	28.7
Brokerage	12,903	12.9	7,263	9.9		5,640	77.7
Logistics	192	0.2	—		*	192		*
Fuel surcharge	11,295	11.3	7,039	9.6		4,256	60.5
Total revenue	100,312	100.0	73,271	100.0		27,041	36.9

OPERATING EXPENSES(1):
Total operating expenses	96,807	96.5	71,669	97.8		25,138	35.1
Operating ratio	96.5%		97.8%
Adjusted operating rati	95.8%		97.1%
INCOME FROM OPERATIONS	$3,505	3.5	$1,602	2.2		$1,903	118.8

OPERATING STATISTICS:
Total miles	40,637,705		35,169,265			5,468,440	15.5
Company-operated tractors, as of year-end	1,155		1,203			(48)	(4.0)
Owner-operated tractors, as of year-end	1,392		390			1,002	256.9
Number of trailers, as of year-end	4,573		2,943			1,630	55.4

Company-operated tractors, average for the year	1,149		1,209			(60)	(5.0)
Owner-operated tractors, average for the year	778		396			382	96.5

*      indicates not meaningful.

(1)   Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Supplemental Information: Flatbed Solutions

(Unaudited)

	Years Ended December 31,
	2017		2016			Increase (Decrease)
(Dollars in thousands)	$	%	$	%		$	%
REVENUE(1):
Freight	$276,592	78.1	$253,824	81.8		$22,768	9.0
Brokerage	40,882	11.5	29,745	9.6		11,137	37.4
Logistics	192	0.1	—		*	192		*
Fuel surcharge	36,440	10.3	26,871	8.7		9,569	35.6
Total revenue	354,106	100.0	310,440	100.0		43,666	14.1

OPERATING EXPENSES(1):
Total operating expenses	335,645	94.8	294,797	95.0		40,848	13.9
Operating ratio	94.8%		95.0%
Adjusted operating ratio	93.8%		93.4%
INCOME FROM OPERATIONS	$18,461	5.2	$15,643	5.0		$2,818	18.0

OPERATING STATISTICS:
Total miles	152,956,123		149,284,755			3,671,368	2.5
Company-operated tractors, as of year-end	1,155		1,203			(48)	(4.0)
Owner-operated tractors, as of year-end	1,392		390			1,002	256.9
Number of trailers, as of year-end	4,573		2,943			1,630	55.4

Company-operated tractors, average for the year	1,156		1,182			(26)	(2.2)
Owner-operated tractors, average for the year	535		430			105	24.4

*      indicates not meaningful.

(1)   Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Supplemental Information: Specialized Solutions

(Unaudited)

	Quarters Ended December 31,
	2017		2016			Increase (Decrease)
(Dollars in thousands)	$	%	$	%		$	%
REVENUE(1):
Freight	$112,024	70.5	$61,480	78.5		$50,544	82.2
Brokerage	24,405	15.4	11,805	15.1		12,600	106.7
Logistics	11,323	7.1	—		*	11,323		*
Fuel surcharge	11,094	7.0	5,062	6.5		6,032	119.2
Total revenue	158,846	100.0	78,347	100.0		80,499	102.7

OPERATING EXPENSES(1):
Total operating expenses	156,256	98.4	76,758	98.0		79,498	103.6
Operating ratio	98.4%		98.0%
Adjusted operating ratio	97.5%		96.6%
INCOME FROM OPERATIONS	$2,590	1.6	$1,589	2.0		$1,001	63.0

OPERATING STATISTICS:
Total miles	42,825,390		23,431,447			19,393,943	82.8
Company-operated tractors, as of year-end	2,063		1,101			962	87.4
Owner-operated tractors, as of year-end	664		219			445	203.2
Number of trailers, as of year-end	6,664		3,404			3,260	95.8

Company-operated tractors, average for the year	1,828		1,117			711	63.7
Owner-operated tractors, average for the year	525		223			302	135.4

*      indicates not meaningful.

(1)   Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Supplemental Information: Specialized Solutions

(Unaudited)

	Years Ended December 31,
	2017		2016			Increase (Decrease)
(Dollars in thousands)	$	%	$	%		$	%
REVENUE(1):
Freight	$362,277	72.6	$268,121	77.5		$94,156	35.1
Brokerage	80,225	16.1	57,791	16.7		22,434	38.8
Logistics	21,940	4.4	—		*	21,940		*
Fuel surcharge	34,690	7.0	20,086	5.8		14,604	72.7
Total revenue	499,132	100.0	345,998	100.0		153,134	44.3

OPERATING EXPENSES(1):
Total operating expenses	483,787	96.9	329,720	95.3		154,067	46.7
Operating ratio	96.9%		95.3%
Adjusted operating ratio(2)	95.1%		93.4%
INCOME FROM OPERATIONS	$15,345	3.1	$16,278	4.7		$(933)	(5.7)

OPERATING STATISTICS:
Total miles	137,793,272		97,704,619			40,088,653	41.0
Company-operated tractors, as of year-end	2,063		1,101			962	87.4
Owner-operated tractors, as of year-end	664		219			445	203.2
Number of trailers, as of year-end	6,664		3,404			3,260	95.8

Company-operated tractors, average for the year	1,488		1,097			391	35.6
Owner-operated tractors, average for the year	353		236			117	49.6

*      indicates not meaningful.

(1)   Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(Unaudited)

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net income (loss)	$38,799	$(10,793)	$26,996	$(12,279)
Depreciation and amortization	23,105	16,985	76,863	67,500
Interest income	(269)	(4)	(398)	(44)
Interest expense	8,492	5,603	29,556	23,124
Write-off of unamortized deferred financing fees	—	—	3,883	—
Income tax provision (benefit)	(48,834)	(445)	(52,282)	163
Acquisition-related transaction expenses	1,122	7	3,377	296
Impairment	—	810	—	2,005
Stock-based compensation expense	674	—	1,875	—
Withdrawn initial public offering-related expenses	—	1	—	3,051
Net losses on sales of defective revenue equipment out of the normal replacement cycle	—	—	—	718
Impairment on sales of defective revenue equipment out of the normal replacement cycle	—	—	—	190
Expenses related to the Business Combination and related transactions	—	3,172	2,034	3,516
Tractor operating lease charges	4,499	3,613	16,865	12,937
Adjusted EBITDAR	$27,588	$18,949	$108,769	$101,177
Less tractor operating lease charges	(4,499)	(3,613)	(16,865)	(12,937)
Adjusted EBITDA	$23,089	$15,336	$91,904	$88,240
Net capital expenditures	(11,994)	(433)	(35,916)	(31,669)
Free cash flow	$11,095	$14,903	$55,988	$56,571

Daseke, Inc. and Subsidiaries

Reconciliation of Operating Ratio to Adjusted Operating Ratio by Segment: Flatbed

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2017	2016	2017	2016
Total revenue(1)	$100,312	$73,271	$354,106	$310,440
Fuel surcharge	11,295	7,039	36,440	26,871
Operating revenue, net of fuel surcharge	$89,017	$66,232	$317,666	$283,569

Total operating expenses(1)	$96,806	$71,669	$335,645	$294,797
Fuel surcharge	11,295	7,039	36,440	26,871
Net impact of step-up in basis of acquired assets	203	334	1,091	3,169
Adjusted operating expenses	$85,308	$64,296	$298,114	$264,757

Operating ratio	96.5%	97.8%	94.8%	95.0%
Adjusted operating ratio	95.8%	97.1%	93.8%	93.4%

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.

Daseke, Inc. and Subsidiaries

Reconciliation of Operating Ratio to Adjusted Operating Ratio by Segment: Specialized

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2017	2016	2017	2016
Total revenue(1)	$158,846	$78,347	$499,132	$345,998
Fuel surcharge	11,094	5,062	34,690	20,086
Operating revenue, net of fuel surcharge	$147,752	$73,285	$464,442	$325,912

Total operating expenses(1)	$156,254	$76,758	$483,787	$329,720
Fuel surcharge	11,094	5,062	34,690	20,086
Impairment	—	810	—	2,005
Net impact of step-up in basis of acquired assets	1,065	93	7,265	3,169
Adjusted operating expenses	$144,095	$70,793	$441,832	$304,460

Operating ratio	98.4%	98.0%	96.9%	95.3%
Adjusted operating ratio	97.5%	96.6%	95.1%	93.4%

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.